UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2011

STARTEK, INC.

(Exact name of Registrant as specified in its charter)

DELAWARE	1-12793	84-1370538
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

44 Cook Street Suite 400, Denver, Colorado 80206

(Address of principal executive offices; zip code)

Registrant’s telephone number, including area code: (303) 262-4500

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Consistent with Company’s previously announced strategy of rationalizing its North American delivery platform the Company will significantly reduce operations at its Cornwall, Ontario site, and close one of its two sites located in Kingston, Ontario. In addition, as a result of a recent customer notification, the company will also close its Collinsville, Virginia site.  The Kingston and Collinsville closures and the Cornwall reduction will occur gradually over the next several months and are expected to result in an aggregate reduction of approximately 940 full-time equivalent (FTE) agent positions.  Approximately 100 of these FTE agent positions will be transitioned to another of the Company’s sites, for a net anticipated loss of approximately 840 FTE agent positions.  Although no contract has been terminated in connection with these reductions, and each of these sites in and of themselves do not represent a material reduction in the Company’s revenues, we expect the cumulative effect of these reductions to result in a material revenue decline beginning in the third quarter and extending into the fourth quarter as these operations wind down.

The Company expects to incur impairment costs of approximately $0.3 million and restructuring costs, consisting primarily of severance expense, of approximately $1.1 million in connection with these reductions.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

STARTEK, INC.

By:	/s/ David G. Durham	Date: June 15, 2011
David G. Durham
Executive Vice President, Chief Financial Officer and Treasurer